THE CW NETWORK, LLC- 4KIDS ENTERTAINMENT, INC.

SATURDAY MORNING PROGRAMMING BLOCK

TERM SHEET

This term sheet (“Term Sheet”) will confirm the material terms of the agreement entered into as of October 1, 2007, amended as of June 23, 2010, between 4Kids Entertainment, Inc., 1414 Avenue of the Americas, New York, NY 10019 (“Company”) and The CW Network, LLC, 3300 West Olive Ave., Burbank, CA 91505 (“The CW”) with respect to the children’s programming block (the “Block”) broadcast on The CW’s network. The amendments to the Term Sheet will be deemed to be effective and of full force and effect as of September 1, 2009.

Other terms and conditions may be contained in a long form agreement consistent with the terms of this Term Sheet and containing those customary provisions contained in a more formal agreement of this type. Unless and until such time, this Term Sheet, when signed by Company and The CW below, will be binding on both parties.

1.	Grant of Rights

a.         Grant of Rights. Subject to the terms and conditions hereof, The CW hereby grants to Company the exclusive right to provide and supply The CW with all television series and specials, promotional announcements, interstitial programs, additional programming elements, commercial advertisements, and any other audiovisual elements (collectively, “Content”) that are broadcast in the Block during the Term (as defined below). Subject to the terms and conditions hereof, the Content will be made available and all necessary ancillary rights will be granted to The CW for broadcasting, that is, transmission by its affiliates over broadcast television facilities, retransmission by multi-channel video programming distributors, and dissemination as a part of The CW Plus stations and cable channels. Company may not "sub-lease" the Block in whole or in part to any third parties without The CW’s prior written approval.

b.         Exhibition Rights. Company grants to The CW all rights necessary to telecast, transmit and exhibit in the United States, its territories and possessions, including English-speaking Puerto Rico (collectively “Territory”), all Content which Company provides for inclusion in the Block (including without limitation, national advertisements and promotional content).

2.	Term

a.         Initial Term. The initial term will be five (5) years beginning on the first Saturday of The CW’s 2008/2009 Broadcast Year (as defined below) and ending with the last Saturday of The CW’s 2012/2013 Broadcast Year. "Broadcast Year" means the period which starts in September with the commencement, as designated by The CW, of The CW's television season (not including previews, “sneak peeks,” early premieres, etc.) and continues for fifty-two (52) weeks until the commencement, as designated by The CW, of the following television season in the following

September. For the purpose of the calculations set forth in paragraphs 5 and 12 below, the Broadcast Year will be deemed to begin on October 1 and end on October 1 of the following calendar year.

b.         Extension Option. The CW and Company will each have an option, subject to the approval of the other party, to extend the initial term for two Broadcast Years beginning on the first Saturday of The CW’s 2013/2014 Broadcast Year and ending with the last Saturday of The CW’s 2014/2015 Broadcast Year. The party that elects to exercise the option will deliver written notice of such exercise to the other on or before January 16, 2012, but in no event before September 15, 2011. The other party shall indicate its approval or disapproval within ten (10) business days of receipt of the notice of exercise from the electing party. If either party elects to exercise the foregoing option and the other party approves, the initial term shall be extended for The CW’s 2013/2014 Broadcast Year and ending with the last Saturday of The CW’s 2014/2015 Broadcast Year (which two (2) Broadcast Years shall comprise 104 weeks in the aggregate) on the same terms and conditions as are set forth herein with respect to the initial term.

c.         Term. For purposes of this Term Sheet, “Term” shall mean the initial term and the extension if the extension option is exercised as provided in paragraph 2.b. above.

3.	Broadcast Coverage

a.	National Coverage for the Block.

(i) Current National Coverage for the Block: As of the date hereof, the Block is cleared in the designated market areas (“DMAs”) as defined by Nielsen Media Research (“Nielsen”) as set forth in Exhibit A:

(a) Except as provided with respect to the DMAs of Atlanta, Sacramento, Baltimore, Hartford, Raleigh, Birmingham, Norfolk, Memphis, Providence and Burlington, the Block is broadcast in pattern on Saturday mornings between the hours of 7 a.m. through 12 noon.

(b) The Block is telecast in DMAs containing 90% or more of U.S. television households (“U.S. TV Households”).

(ii) National Coverage during the Term: By no later than the March 1 preceding the beginning of any Broadcast Year during the Term, The CW shall provide Company with a revised Exhibit A listing the anticipated clearances for the Block in the DMAs for the upcoming Broadcast Year. By no later than the August 1 preceding the beginning of any Broadcast Year during the Term, The CW shall provide Company with a revised Exhibit A listing any DMAs in which the Block will be broadcast not “In Pattern” (as defined below) together with any revisions to the list of anticipated clearances supplied to Company by The CW as of the previous March 1.

b.	Block Clearance Requirements/Failure to Meet Requirements.

(i) In Pattern, Top Ten DMAs: The Block will be broadcast In Pattern in each of the top ten (10) DMAs (other than Atlanta) for at least thirty-nine (39) weeks during each Broadcast Year.

(a) Failure to Meet The Top Ten DMA Requirement: With regard to any top ten (10) DMA (other than Atlanta) in which the Block is broadcast In Pattern for fewer than thirty-nine (39) weeks, the Block shall be deemed not to have been broadcast at all in that DMA and the Total Guarantee (as defined in paragraph 5.d. below) applicable to such Broadcast Year will be reduced by an amount equal to the Total Guarantee for such Broadcast Year multiplied by the percentage of U.S. TV Households within such top ten (10) DMA (other than Atlanta) in which the Block has been broadcast In Pattern for fewer than thirty-nine (39) weeks.

(ii) In Pattern, DMAs Containing 82% of U.S. TV Households: The Block will be broadcast In Pattern in DMAs containing no fewer than 82% of U.S. TV Households for at least thirty-nine (39) weeks during each Broadcast Year.

(a) Failure to Meet 82% Requirement: If the Block is not broadcast In Pattern in DMAs containing at least 82% of U.S. TV Households for at least thirty-nine (39) weeks during each Broadcast Year, such In Pattern carriage below 82% will be reflected in the calculation of the “Average Block Clearance” as set forth below.

(iii) Broadcast in Top 25 DMAs: The Block will be broadcast in each of the top twenty-five (25) DMAs for at least thirty-nine (39) weeks during each Broadcast Year.

(a) Failure to Meet Top 25 DMA Broadcast Requirement: With regard to any top twenty-five (25) DMA in which the Block is broadcast for fewer than thirty-nine (39) weeks during a Broadcast Year, the Block shall be deemed not to have been broadcast at all in that DMA for such Broadcast Year and the Total Guarantee for such Broadcast Year will be reduced by an amount equal to the Total Guarantee for such Broadcast Year multiplied by the percentage of U.S. TV Households within such top twenty-five (25) DMA in which the Block has been broadcast for fewer than thirty-nine (39) weeks.

(iv) Annual Average Block Clearance: The annual Average Block Clearance will be at least 90% in each Broadcast Year.

(a) Failure to Meet 90% Average Block Clearance: If the annual Average Block Clearance for any Broadcast Year is below 90%, then the applicable Total Guarantee for the applicable Broadcast Year shall be reduced by (i) $40,000 (for the 2009/2010 Broadcast Year) for every one tenth of a percentage point by which the Average Block Clearance is below 90% (adjusted pro rata for smaller increments) or (ii) $38,300 (for the “Post-2009/2010 Broadcast Years”, defined below) for every one tenth of a percentage point by which the Average Block Clearance is below 90% (adjusted pro rata for smaller increments).

(b) If the quarterly Average Block Clearance is below 85% in two (2) consecutive quarters during any Broadcast Year, Company shall have the right exercisable in writing to (i) eliminate the remaining quarterly guarantee installments for such Broadcast Year, and (ii) to the extent that the split of National Commercial Proceeds is 80%--20% in favor of The CW, revise the split of National Commercial Proceeds to 65%--35% in favor of The CW for such Broadcast Year.

(c) If the quarterly Average Block Clearance is below 80% in any two (2) consecutive quarters during any Broadcast Year, Company shall have the right exercisable in writing to terminate this Term Sheet by delivering a written notice of termination to The CW. Such notice of termination shall be effective as of the end of the then applicable Broadcast Year.

(v) Failure to meet the Block Clearance requirements as set forth in (i) (ii) (iii) and (iv) above (“Block Clearance Requirements”) due to an occasional preemption of the broadcast of the Block shall not be deemed to be a violation of the Block Clearance Requirements but shall be taken into account for purposes of calculating the Average Block Clearance.

(vi) In the event that the applicable Total Guarantee is to be reduced as provided herein due to a failure of The CW to meet more than one of the Block Clearance Requirements, the parties agree that the Total Guarantee shall be reduced by the application of the one (1) Total Guarantee reduction formula that results in the greatest reduction of the Total Guarantee but that the Total Guarantee shall not be reduced by the cumulative application of more than one (1) Total Guarantee reduction formula.

For example: If in any Broadcast Year, the Average Block Clearance is 88.5% and the Block has also not been broadcast in the top twenty-five (25) DMA of Portland representing 1.004% of the U.S. TV Households, the Total Guarantee for such Broadcast Year shall be reduced by $600,000 (or $574,500 beginning with The CW’s 2010/2011 Broadcast Year) giving application to the reduction formula in paragraph 3.b.(iv) and not by $120,480 (or $115,460 beginning with The CW’s 2010/2011 Broadcast Year) after giving effect to the reduction formula in paragraph 3.b.(iii) above. For the avoidance of doubt, the Total Guarantee shall also not be reduced by the sum of (x) the $600,000 (or $574,500 beginning with The CW’s 2010/2011 Broadcast Year) reduction resulting from the application of the reduction formula in paragraph 3.b.(iv) and (y) $120,480 (or $115,460 beginning with The CW’s 2010/2011 Broadcast Year) resulting from the application of the reduction formula in paragraph 3.b.(iii) above.

Reduction of the Total Guarantee in accordance with this paragraph is subject to The CW’s and Company’s rights set forth in paragraph 12.d.(i), below.

c.	Definitions, Procedures.

(i) Block Clearance: The “Block Clearance” is the percentage of U.S. TV Households contained within the DMAs in which the Block is broadcast.

(ii) In Pattern: “In Pattern” means broadcast on Saturday mornings between the hours of 7 a.m. through 12 noon, with adjustments for time zone differences (i.e., broadcasts of the Block on Saturday mornings between the hours of 6 a.m. through 11 a.m. or 8 a.m. through 1 p.m. will be deemed In Pattern). If all or any portion of the Block is not broadcast between 7 a.m. and 12 noon, (with adjustments for time zone differences as provided above), all or such portion of the Block not broadcast between 7 a.m. and 12 noon will be deemed a preemption unless all or that portion of the Block not broadcast between 7 a.m. and 12 noon, (with adjustments for time zone differences as provided above) is made-good between 7:00 a.m. and 6:30 p.m. on either the day of the scheduled broadcast or the following day.

(iii) Calculation of the Average Block Clearance: The Average Block Clearance within any DMA for any Broadcast Year shall be calculated as follows: first, the number of hours of preemptions and out-of-pattern broadcasts (as compared with broadcast time period listed on Exhibit A) for the Broadcast Year shall be computed and subtracted from the number of hours that the Block is transmitted by The CW during that Broadcast Year (52 weeks multiplied by 5 hours per week= 260 hours) without taking into account such preemptions or out-of-pattern broadcasts to calculate the Block Clearance hours; second, the Block Clearance hours shall be divided by the number of hours that the Block is transmitted by The CW during that Broadcast Year (i.e., 260 hours) to calculate the Block Clearance percentage for such Broadcast Year; third, the Block Clearance percentage for such Broadcast Year shall be multiplied by the percentage of U.S. TV Households contained within that DMA. Preemptions that are made-good between 7:00 a.m. and 6:30 p.m. on either the day of the scheduled broadcast or the following day will not be considered as preemptions for purposes of the calculation of the Average Block Clearance. If the Block is not telecast in its entirety due to Company’s failure to deliver sufficient Content for the Block, such failure of the Block to be telecast in its entirety shall not be deemed to be a preemption and the number of hours transmitted by The CW hereunder will be deemed to be 260.

For example, if in the DMA of New York, there have been twenty (20) hours of preemptions and out-of-pattern broadcasts for the Broadcast Year out of the two hundred sixty (260) hours that the Block is transmitted by The CW during that Broadcast Year, the Block Clearance percentage is 260 minus 20, or 240 divided by 260 or 92.3%. If New York contains 6.616% of the U.S. TV Households in such Broadcast Year, the Average Block Clearance for New York in such Broadcast Year equals 92.3% multiplied by 6.616% or 6.106%.

The sum of the Average Block Clearances of each DMA within the U.S. where the Block is broadcast during such Broadcast Year will be the Average Block Clearance. Quarterly Average Block Clearance will be calculated based on three (3) month periods beginning with the initial broadcast of the Block within the Broadcast Year.

d.         Block Clearance Report. Within ten (10) business days following the conclusion of each month during the Term, The CW will provide Company with a clearance list setting forth the DMAs in which the Block has been broadcast as well as any Content in the Block that has been time-shifted or day-shifted, or preempted in whole or in part. The Block Clearance report shall also list any “make goods” provided by The CW’s affiliates in response to any such preemptions. In the event that The CW is aware of any upcoming preemptions in any DMA that is part of the Block Clearance prior to the date of such preemptions, The CW shall provide Company with written notice of such upcoming preemptions.

4.	Inventory Split of Commercial and Promotional Time

a.         National and Local Units. For each Broadcast Year during the Term, Company shall have the exclusive right to sell all advertising units in the Block except for the one (1) minute of advertising per hour that is retained by the CW affiliates. The parties agree that the advertising units in the Block shall be allocated as follows:

Advertising Time in Children’s Programming (i.e., 10.5 minutes per hour in total)

(i) 9.5 minutes per hour of national commercial time in the Block for Company to sell in accordance with this Term Sheet (“National Commercial Time");

(ii) 1 minute per hour of local commercial time in the Block for CW affiliates

Advertising Time in All Other Programs, if any (i.e., up to 15 minutes per hour in total)	(i) no less than 12 minutes per hour of National Commercial Time in the Block; (ii) no more than 3 minutes per hour of local commercial time in the Block for CW affiliates

In the event that the amount of commercial time in Children’s Programming is increased above 10.5 minutes per hour, such additional time shall be divided pro-rata between Company and the CW affiliates. Company and The CW shall divide the National Commercial Proceeds (as defined below) from sale of National Commercial Time as is provided in paragraph 5 below. All sales of advertising units by Company hereunder will be subject to The CW’s customary policies with regard to advertising sales which are part of The CW’s then current broadcast standards and practices.

b.         Duration of Programs/Promotional Announcements. Company agrees that except for occasional episodes, the duration of the episodes within each half hour of programming on the Block shall be no less than twenty (20) minutes and thirty (30) seconds. Company, to the extent consistent with all Federal Communications Commission (“FCC”) or other federal regulations, will have the right to use, for the purpose of promoting the Block, all the time in the Block that is available for national promotional use. Company may only use such promotional time to promote viewership of series on The CW and associated websites, for public service announcements, and to publicize CW

Programming-related contests, sweepstakes and promotions. Company’s use of such promotional time shall be subject to The CW’s then current broadcast standards and practices.

5.	National Commercial Proceeds / Quarterly Guarantee Installments

a.	National Commercial Proceeds.

“National Commercial Proceeds” or “NCP” means 100% of the amount billed and collected from the sale of National Commercial Time, less only: (i) any and all agency commissions (capped at 15%), (ii) any uncollectible amounts with respect to the National Commercial Time, and (iii) any actual out-of-pocket auditable cash payments contractually required to be refunded to advertisers due to ratings deficiencies. If there is no media buying/advertising agency purchasing such National Commercial Time on the Block at negotiated rates or if the media buying/advertising agency purchasing such National Commercial Time on the Block is affiliated with and/or owned and/or controlled by Company, then the rates for such National Commercial Time will be at the arms-length fair market value for such National Commercial Time. Except as otherwise provided herein, Company will bear all responsibility for all costs incurred hereunder including but not limited to costs incurred in connection with the sale of all National Commercial Time.

b.	Paying Agent Account for Deposit and Payment of National Commercial Proceeds.

(i) 100% of the National Commercial Proceeds derived from the sale of National Commercial Time beginning the weekend of July 3, 2010 and continuing throughout the Term will be subject to the terms and conditions of this paragraph 5 and, in particular and without limitation will be paid directly into the “Paying Agent Account”, described in this paragraph 5.b..

Each and every invoice sent to any advertiser with respect to the sale of all National Commercial Time beginning the weekend of July 3, 2010, shall bear the name “CW4Kids” and shall instruct advertisers to make all payments to the Paying Agent Account described in this paragraph 5.b. (“the Paying Agent Account”), either by wire or by mail to a post office box under the control of Paying Agent (as defined below), payable to an account name that shall be a d/b/a of The CW. In the event that either party to this Term Sheet receives payment from an advertiser with respect to National Commercial Time broadcast on or after the weekend of July 3, 2010, and such payment is not directed to the Paying Agent Account, that party shall promptly deposit such payment into the Paying Agent Account and, pending such deposit, shall hold such payment in trust for itself and the other party as provided for herein and shall accordingly segregate such payment from all of its other funds and property and shall not use the proceeds of that payment for any purpose whatsoever.

In addition, any new or revised contract or agreement between Company and any purchaser of National Commercial Time which applies to the purchase of National Commercial Time broadcast on or after July 3, 2010 shall likewise instruct that such purchaser make payment into the Paying Agent Account, which instructions shall be irrevocable and not subject to unilateral modification by Company or purchaser.

(ii) The Paying Agent Account shall be established pursuant to an agreement (“Paying Agent Agreement”) between The CW and The Bank of New York Mellon or another appropriate financial institution (“Paying Agent”), under which The CW will instruct the Paying Agent to pay the contents of the Paying Agent Account to The CW and Company in accordance with paragraph 5 of this Term Sheet, as modified by paragraphs 3.b.iv.b and 6.c when applicable. In no event shall any notice, protest or other action by or on behalf of The CW or the Company prevent or excuse Paying Agent from making the payments to The CW or the Company pursuant to the applicable sections of the Paying Agent Agreement. The CW will consult regularly and in good faith with Company with regard to the terms of the Paying Agent Agreement, including, without limitation, inviting Company to audit in person or telephonically all discussions with the Paying Agent regarding the specific and material terms of the Paying Agent Agreement. The CW shall promptly provide Company with a fully executed copy of the Paying Agent Agreement and any amendments thereto. The CW will be responsible for payment of 50% of any amounts billed by Paying Agent with respect to the operation of the Paying Agent Account, and Company will be responsible for the remaining 50%.

(iii) Company shall have no ownership interest in, or title to, the National Commercial Proceeds (which such NCP will belong to The CW at all times subject to distribution of a percentage of such NCP to Company), the Paying Agent Account or the funds therein, other than the right to receive payment from that account in accordance with the terms of this Term Sheet and the terms of the Paying Agent Agreement.

c.	Payment of National Commercial Proceeds.

(i) 2009/2010 Broadcast Year: Except as provided herein and subject to The CW’s receipt of 100% of the payments set forth in paragraph 5.f., with reference to all National Commercial Proceeds earned from the sale of National Commercial Time broadcast during The CW’s 2009/2010 Broadcast Year (the “2009/2010 NCP”) the Paying Agent will be instructed each week to pay Company a percentage of the 2009/2010 NCP received into the Paying Agent Account, determined as follows:

(aa) 20% of the 2009/2010 NCP received into the Paying Agent Account until the 2009/2010 NCP total $15,000,000;

(bb) 100% of the 2009/2010 NCP received into the Paying Agent Account thereafter until the 2009/2010 NCP total $18,461,438;

(cc) 35% of the 2009/2010 NCP received into the Paying Agent Account thereafter until the 2009/2010 NCP total $20,000,000; and

(dd) 50% of the 2009/2010 NCP received into the Paying Agent Account thereafter.

The CW will retain 100% of the remainder of the 2009/2010 NCP. Accordingly, The CW will instruct the Paying Agent to pay 100% of the remainder to The CW.

(ii) Post 2009/2010 Broadcast Years: “Post 2009/2010 Broadcast Years” means, collectively (and, in the singular, individually) The CW’s 2010/2011, 2011/2012, and 2012/2013 Broadcast Years, and, subject to the exercise of the extension option set forth in paragraph 2.b. above, The CW’s 2013/2014 and 2014/2015 Broadcast Years.

Except as provided herein and subject to The CW’s receipt of 100% of the payments set forth in paragraph 5.f., with reference to all National Commercial Proceeds earned from the sale of National Commercial Time broadcast during any Post 2009/2010 Broadcast Year (the “Applicable Post 2009/2010 Broadcast Year NCP”) The CW will instruct the Paying Agent each week to pay Company a percentage of the Applicable Post 2009/2010 Broadcast Year NCP received into the Paying Agent Account, determined as follows:

(aa) 20% of the Applicable Post 2009/2010 Broadcast Year NCP received into the Paying Agent Account until the Applicable Post 2009/2010 Broadcast Year NCP total $14,375,000;

(bb) 100% of the Applicable Post 2009/2010 Broadcast Year NCP received into the Paying Agent Account thereafter until the Applicable Post 2009/2010 Broadcast Year NCP total $17,692,307;

(cc) 35% of the Applicable Post 2009/2010 Broadcast Year NCP received into the Paying Agent Account thereafter until the Applicable Post 2009/2010 Broadcast Year NCP total $20,000,000; and

(dd) 50% of the Applicable Post 2009/2010 Broadcast Year NCP received into the Paying Agent Account thereafter.

The CW will retain 100% of the remainder of the Applicable Post 2009/2010 Broadcast Year NCP. Accordingly, The CW will instruct the Paying Agent to pay 100% of the remainder to The CW.

d.	Total Guarantee/Allocation of Total Guarantee by Broadcast Quarter.

(i) The Total Guarantee due to The CW with regard to the 2009/2010 NCP shall be the sum of the Quarterly Guarantees set forth in subparagraph 5.e.(i) below, i.e. $12,000,000 (“Total Guarantee”). The Total Guarantee due to The CW for each Post 2009/2010 Broadcast Year shall be the sum of the Quarterly Guarantees set forth in subparagraph 5.e.(iv) below, i.e. $11,500,000. The Total Guarantee shall be paid to The CW as provided for below in subparagraphs 5.e. through 5.h..

Reduction of the Total Guarantee in accordance with this Term Sheet is subject to The CW’s and Company’s rights set forth in paragraph 12.d.(i), below.

(ii) With regard to a reduction in the Total Guarantee (x) in accordance with paragraph 6 below, or (y) resulting from a deficiency in the Average Block Clearance of which notice is given to Company as required by paragraph 3.a.(ii) above, the settle-up payments required in subparagraph 5.e. below shall be made based upon the Total Guarantee as reduced as of the effective date of the

Total Guarantee reduction.

Except as noted above in subparagraph d. (ii)(y), with regard to a reduction in the Total Guarantee claimed in accordance with paragraph 3 above, during the initial Broadcast Year that the reduction is in effect the settle-up payments required in subparagraph 5.e. below shall be made based upon the Total Guarantee prior to any reductions. If the “Cumulative CW Broadcast Year Revenues”, as defined in subparagraph 5.e.(iv) below, actually received at the end of each such Broadcast Year are in excess of both (a) the Total Guarantee as reduced (after taking into account the reduction in the Total Guarantee for the applicable Broadcast Season determined in accordance with the Term Sheet but without regard to the limitation on the implementation of the reduction of the Total Guarantee for the applicable Broadcast Season set forth in the first sentence of this grammatical paragraph) and (b) the revenues paid to The CW from the Paying Agent Account, then The CW will pay the excess to Company (or Company will set-off the excess against any required payment to The CW) at the time of the last “Quarterly Settle-Up Payment” of each such Broadcast Year.

e.	Quarterly Guarantees, Quarterly Settle-Up Payments.

(i) The CW’s 80% of the NCP for the 2009/2010 Broadcast Year will provide The CW with no less than the following revenues with respect to the quarters set forth below (“Quarterly Guarantees”):

$5,400,000 – quarterly guarantee for the period from October 1 through December 31 of such 2009/2010 Broadcast Year;

$2,400,000 – quarterly guarantee for the period from January 1 through March 31 of such 2009/2010 Broadcast Year;

$2,160,000 – quarterly guarantee for the period from April 1 through June 30 of such 2009/2010 Broadcast Year; and

$2,040,000 – quarterly guarantee for the period from July 1 of the Broadcast Year through October 1, 2010.

(ii) The CW’s 80% of the NCP for the Post 2009/2010 Broadcast Years will provide The CW with no less than the following revenues with respect to the quarters set forth below:

$5,000,000 – quarterly guarantee for the period from October 1 through December 31 of each of such Broadcast Years;

$2,300,000 – quarterly guarantee for the period from January 1 of the Broadcast Year through March 31 of each of such Broadcast Years;

$2,070,000 – quarterly guarantee for the period from April 1 of the Broadcast Year through June 30 of each of such Broadcast Years; and

$2,130,000 – quarterly guarantee for the period from July 1 of the Broadcast Year through October 1, following the end of such Broadcast Years.

(iii) The quarterly guarantees set forth above for a Broadcast Year are cumulative for such Broadcast Year. As set forth in subparagraph 5.e.(iv) below, Company shall, on a quarterly basis, make a payment to The CW in fulfillment of that cumulative quarterly guarantee (“Quarterly Settle-Up Payment or QSUP”).

(iv) Within ninety (90) days after the end of each calendar quarter during the Term, commencing with the third quarter of calendar year 2010, Company shall deliver a statement of account and aging report to The CW which shall list (a) Accounts Receivable still outstanding with respect to the applicable quarter and cumulatively for the applicable Broadcast Year and (b) total revenues booked with respect to the applicable quarter. If the cumulative amounts of NCP paid to The CW from the Paying Agent Account for the applicable Broadcast Year and any Quarterly Settle-Up Payment previously made by Company to The CW for the applicable Broadcast Year as of the quarter subject to the settle up (collectively "Cumulative CW Broadcast Year Revenues") is less than the cumulative Quarterly Guarantees set forth above applicable to the relevant quarters ending as of the quarter subject to the settle up ("Cumulative CW Quarterly Guarantees"), Company shall, along with the statement of account, make a QSUP to The CW of an amount equal to the difference between (i) the Cumulative CW Quarterly Guarantees and (ii) Cumulative CW Broadcast Year Revenues as of the end of the calendar quarter subject to the settle up.

With respect to any Broadcast Year in which the Cumulative CW Broadcast Year Revenues are equal to the Total Guarantee, all Broadcast Year NCP received following the final QSUP of that Broadcast Year will be paid by The CW to Company by instructing the Paying Agent to disburse all such NCP to Company. With respect to any Broadcast Year in which the Cumulative CW Broadcast Year Revenues are greater than the Total Guarantee, the Broadcast Year NCP received following the final QSUP of that Broadcast Year will be divided between the parties as set forth in paragraph 5.c. above.

(v) All Quarterly Settle-Up Payments and any other payments required to be made to The CW hereunder shall be made using Company’s own funds separate, apart and not recoupable from National Commercial Proceeds. For clarity, the funds paid to Company under paragraph 5.c. above are Company’s own funds.

f.	2009/2010 Payments

(i) Upon execution of this amended Term Sheet, Company shall pay The CW the sum of $1,625,000 representing the remaining minimum amount due The CW with respect to the fourth quarter of calendar year 2009 and the first quarter of calendar year 2010. Because Company has already paid The CW the sum of $6,175,000 ($4,275,000 on December 15, 2009 and $1,900,000 on March 31, 2010), for purposes of the computations of any Quarterly Settle-Up Payments, The CW shall be deemed to have received $7,800,000 with respect to the fourth quarter of calendar year 2009 and the first quarter of calendar year 2010 upon its receipt of the $1,625,000 payment referenced in the first sentence of this subparagraph 5.f.(i).

(ii) On or before June 30, 2010, Company shall pay The CW the sum of $2,160,000 representing the guarantee for the second quarter of calendar year 2010.

(iii) For the avoidance of doubt, as a result of the Company payments to The CW referenced in this paragraph 5.f., there will, pending payment, be no Quarterly Settle-Up Payment with regard to NCP earned in respect of commercials broadcast during the fourth quarter 2009, first quarter 2010 and second quarter 2010.

g.	Refunds, Make-goods, or Ratings Short-falls.

No modification of the NCP with regard to refunds, make-goods, and/or ratings short-falls will affect the QSUP.

h.	Payment Default.

Company shall pay The CW or shall pay into the Paying Agent Account, when due, all amounts due The CW or required to be paid into the Paying Agent Account (as applicable) pursuant to this Term Sheet, including, without limitation, the payments required by paragraph 5.f. above, any QSUP which may be due The CW pursuant to subparagraph 5.e., above, and any NCP received by Company and not paid directly into the Paying Agent Account (collectively "CW Payments"). In the event that Company fails to pay the full amount of any CW Payment when due and such failure to pay is not remedied within ten (10) calendar days after receipt of a written notice of breach from The CW ("Payment Default"), The CW may, in its complete discretion, exercise any or all of the following remedies:

(i)        terminate the Term Sheet, without any further notice or grace period, as provided in subparagraph 12.d.(ii), below without having to go through mediation or arbitration pursuant to subparagraph 12.b, below;

(ii)       exercise its rights as a secured creditor as set forth in subparagraph 5.l., below (in which case all monies received from such exercise shall be credited against the outstanding Payment Defaults);

(iii)      instruct Paying Agent to transfer to The CW 100% of the NCP in the Paying Agent Account (whether currently in the Paying Agent Account or subsequently deposited into the Paying Agent Account) until such time as all Payment Defaults are fully cured, after which Paying Agent will resume disbursing the NCP in accordance with the terms and conditions set forth above;

(iv)      initiate and prosecute legal action, without having to go through mediation and/or arbitration pursuant to subparagraph 12.b below, to recover all unpaid amounts owing from Company to The CW;

(v)	exercise, seek and/or obtain any other remedies available at law or in equity.

In the event that The CW elects to exercise its rights pursuant to subparagraph 5.h. (iv) above, the parties agree that they may both assert any and all claims and/or counterclaims without having to go through mediation and/or arbitration pursuant to subparagraph 12.b. below.

i.	Letter of Credit.

In the event that the NCP for the 2011/2012 Broadcast Year is less than $14,375,000, Company shall, no later than February 1, 2013, be required to provide The CW with a letter of credit securing payment of an amount equal to the difference between said $14,375,000 less the actual NCP for the 2011/2012 Broadcast Year but in no event shall the amount of the letter of credit exceed $1,955,000. Such letter of credit shall be from a financial institution reasonable acceptable to The CW and shall be issued in form and substance satisfactory to The CW and shall remain in place until The CW has received payment in full of all amounts due The CW for the 2012/2013 Broadcast Year. Notwithstanding anything herein to the contrary, in the event that the Total Guarantee applicable to the 2012/2013 Broadcast Year is less than $11,500,000, the $14,375,000 threshold amount for 2011/2012 Broadcast Year NCP shall be reduced proportionately, and applied proportionately to each quarter, so that the cap on the letter of credit stated above will be proportionately reduced as well. In the event that Company fails to provide this letter of credit and such failure is not remedied within ten (10) calendar days after receipt of a written notice of breach from The CW, The CW may, in its complete discretion, exercise any or all of the following remedies:

(i)       terminate the Term Sheet, without any notice or grace period, as provided in subparagraph 12.d.(ii), below without having to go through mediation and/or arbitration pursuant to subparagraph 12.b, below, or

(ii)       exercise, seek and/or obtain any remedy available at law or in equity, including, without limitation, specific performance.

For purposes of this paragraph 5.i., if the extension option is exercised as set forth in paragraph 2.b. above, all references to the 2011/2012 Broadcast Year will be deemed to refer to the 2013/2014 Broadcast Year and all references to the 2012/2013 Broadcast Year will be deemed to refer to the 2014/2015 Broadcast Year.

j.	Audit.

Company will keep and maintain accurate records of the transactions underlying the sale of National Commercial Time and the receipt of NCP. The CW will have the right to audit and make copies of the books and records of Company insofar as they relate to the National Commercial Proceeds. Such audit will take place upon not less than ten (10) business days written notice during regular office hours and not more than once per Broadcast Year. Such audit will be at the sole expense of The CW; provided, however that if such audit discloses a deficiency of 5% or more of the amount due to The CW for the period under audit, Company will pay, in addition to the deficiency, the reasonable cost for such audit (including, without limitation, travel and related expenses). This right to audit will not be extinguished by the termination or expiration of this Term Sheet.

k.	Collections.

The CW hereby retains Company, as an independent contractor to The CW, to (i) cause advertisers, advertising agencies and media buying agencies to pay National Commercial Proceeds into the Paying Agent Account and (ii) notify The CW in writing if any advertiser, advertising agency or media buying agency fails to do so in a timely manner.  The CW shall have no control over or responsibility for the means by which Company accomplishes such work.

l.	Security Interest.

(i) As security for the timely and complete payment of Company’s payment obligations to The CW under this Term Sheet, including (without limitation) the QSUPs and ASUPs, Company hereby grants to The CW a continuing irrevocable security interest in 100% of all current and future property of any kind, tangible or intangible, arising out of the broadcast of the commercial advertising on the Block, including (without limitation) all existing and/or hereafter arising interest in any NCP, accounts, chattel paper, commercial tort claims, contract rights, deposit accounts, documents, general intangibles, instruments, inventory, letter of credit rights, money, payment intangibles, receivables, rights to payment and securities, and all proceeds of any of the foregoing ("Pledged Assets").

(ii) Company authorizes The CW to file such financing statements or other documents and instruments as are deemed necessary by The CW to enable The CW to perfect its security interest in the Pledged Assets under applicable law. Company will promptly and duly authorize and authenticate when requested any and all such further financing statements or other documents and instruments and take such further action as The CW may reasonably request for the purpose of obtaining the full benefit of the security interest of The CW in the Pledged Assets and of the rights and powers herein granted herein, including, without limitation, the filing of any financing or continuation statements necessary under the Uniform Commercial Code (as enacted in any applicable jurisdiction) to perfect The CW’s security interests in the Pledged Assets, without further authorization from Company. Without limiting anything contained in this Term Sheet, Company irrevocably makes, constitutes, and appoints The CW or its members (and any other of officers, employees, or agents of The CW or its members designated by The CW) as its true and lawful attorney, with power to execute and deliver on behalf of Company any and all financing statements or other documentation that may be necessary or desirable for The CW to perfect its security interest in the Pledged Assets. The appointment of The CW as Company’s attorney, and each and every one of its rights and powers, each of which is coupled with an interest, is irrevocable until the later of such time as all NCP have been collected and disbursed to the parties.

(iii) Company represents and warrants that

a. The security interest in the Pledged Assets granted hereunder to The CW are free and clear of any and all liens, encumbrances, and transfer restrictions other than the security interests granted to The CW hereunder, and, therefore, constitute a first priority security interest, free of all other liens, encumbrances, and transfer restrictions.

b. Company will not create, incur or permit to exist, and will take such other action as necessary to remove, any lien on or with respect to the Pledged Assets or the Paying Agent Account other than the security interest created hereby, and will defend the right, title and interest of The CW in and to any of the Pledged Assets against the claims and demands of all persons or entities.

(iv) Upon the occurrence of a Payment Default, The CW may, in addition to its other rights hereunder, exercise all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law. The CW may collect forthwith, receive, appropriate and realize upon the Pledged Assets or any part thereof, and may forthwith sell, lease, assign, or otherwise dispose of and deliver the Pledged Assets or any part thereof (or contract to do any of the foregoing), at such prices as may be commercially reasonable for cash or on credit or for future delivery without assumption of any credit risk. All proceeds which The CW realizes in connection with the Pledged Assets shall be applied in accordance with this Term Sheet first to discharge the obligation of Company to cure any Payment Defaults and second to pay The CW any past due CW Payments. To the extent permitted by applicable law, Company waives all claims, damages, and demands against The CW arising out of the repossession, retention or sale of the Pledged Assets.

(v) If, notwithstanding the terms of subparagraph 5.l.(iii), Company grants a secured interest in the Pledged Assets senior to that granted hereunder, Company shall promptly provide The CW with notice of same. Thereafter, The CW will instruct the Paying Agent to pay The CW 100% of NCP until the Total Guarantee for each and every Broadcast Year is reached.

(vi) Company agrees to pay all costs of The CW with respect to executing its remedies pursuant to this paragraph 5.l., including, without limitation, reasonable out-of-pocket attorneys fees, actually incurred with respect to the collection of any of the CW Payments and the enforcement by The CW of any of its rights pursuant to this paragraph 5.l.. Company hereby waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefits or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Company of its obligations under, or the enforcement by The CW of its security rights pursuant to this Term Sheet.

6.	Reduction in National Commercial Time.

a. If any federal (including without limitation FCC) law, regulation or rule or any other federal action reduces the duration of the commercial advertising that can be broadcast in any or all Children’s Programming broadcast during the weekend below the current ten and one-half (10.5) minutes per hour and such law, regulation, rule or other federal action is applicable to the Block, then, notwithstanding anything to the contrary in this Term Sheet or otherwise, if the average hourly duration of National Commercial Time in the Block (“Average Duration”) is reduced, the Total Guarantee for the Broadcast Year shall be reduced as set forth in subparagraph 6 b.(i) for each Broadcast Year during which such reduction is in effect. Such reduction of the Total Guarantee for the Broadcast Year shall be measured from the effective date such federal limitation on the amount of commercial advertising in Children's Programming is applicable to the Block.

b. Reduction in Total Guarantee.

(i) If the Average Duration for any post 2009/2010 Broadcast Year is reduced as stated above to nine (9) minutes, the Total Guarantee for each such Broadcast Year will be reduced to $10,895,000. If the Average Duration for any post 2009/2010 Broadcast Year is reduced to eight and one half (8.5) minutes, the Total Guarantee for each such Broadcast Year will be reduced to $10,290,000. If the Average Duration for any post 2009/2010 Broadcast Year is reduced to eight (8) minutes, the Total Guarantee for each such Broadcast Year will be reduced to $9,685,000.

(ii) Reduction of the Total Guarantee in accordance with this paragraph is subject to The CW’s and Company’s rights set forth in paragraph 12.d.(i), below.

c. Notwithstanding the foregoing, if the Average Duration is reduced as stated above to less than nine (9) minutes, Company shall have the right upon prior written notice, to the extent that the split of National Commercial Proceeds is 80%--20% in favor of The CW, to revise the split of National Commercial Proceeds to 65%--35% in favor of The CW (subject to paragraphs 6.e and 6.g., below).

d. If the Average Duration is reduced as stated above to less than eight (8) minutes, Company shall in addition to the rights set forth in this paragraph have the termination right set forth in paragraph 12.c. below.

e.         Financial Impact of Changes. The parties acknowledge that the reduction of the Total Guarantee and the revision of the split of National Commercial Proceeds provided for in paragraph 6 are predicated upon the reduction in the number of minutes of commercial time per hour having an adverse financial impact on the aggregate amount of National Commercial Proceeds earned during such Broadcast Year. As part of the statement of account to be rendered by Company to The CW pursuant to paragraph 5.e.(iv) above, Company shall also include a line item listing the aggregate amount of National Commercial Proceeds (“Aggregate Proceeds”) earned during the Broadcast Year in which either the reduction in the number of minutes of commercial time per hour went into effect (“Initial Impacted Year”) as compared with the Aggregate Proceeds earned from the Block during the immediately preceding Broadcast Year (“Measuring Broadcast Year”). If the Aggregate Proceeds earned during the Initial Impacted Year is equal to or more than the Aggregate Proceeds earned from the Block during the Measuring Broadcast Year, then notwithstanding anything herein to the contrary, the split of National Commercial Proceeds shall remain 80%--20% in favor of The CW and any reduction in the Total Guarantee resulting from the application of this paragraph 6. above shall be restored.

f.         Effective Date. With respect to the determination of the financial impact of any reduction in duration of commercial advertising under paragraph 6.e. above, and if the reduction in the amount of commercial time on Children's Programming does not take effect at the beginning of the Initial Impacted Year, then the reduction in the split of National Commercial Proceeds applicable to the Broadcast Year immediately succeeding the Initial Impacted Year, if any, (“Next Broadcast Year”) shall be calculated by comparing the Aggregate Proceeds earned from the Block for the Next Broadcast Year to the Aggregate Proceeds earned from the Block for the Measuring Broadcast Year. The parties shall then apply the split in National Commercial Proceeds arrived at pursuant to this paragraph 6 to the National Commercial Proceeds earned with respect to the Next Broadcast Year.

If, for example, the effective date of the reductions is in March, 2011, the Initial Impacted Year is the 2010/2011 Broadcast Year, the Measuring Broadcast Year is the 2009/2010 Broadcast Year, and the Next Broadcast Year is the 2011/2012 Broadcast Year.

g.         Restoration. For the avoidance of doubt, in the event that there has been an reduction or elimination of the Total Guarantee and/or a change in the split of National Commercial Proceeds as provided in herein, the reduction or elimination of the Total Guarantee and/or change in the split of National Commercial Proceeds shall carry over to the succeeding Broadcast Year(s) of the Term unless as of the beginning of the applicable Broadcast Year, the reductions in (i) the Block Clearance Requirements and/or (ii) the amount of commercial time on Children's Programming, that precipitated the reduction or elimination of the Total Guarantee and/or change in the split of National Commercial Proceeds have been remedied so as to equal or exceed the original benchmarks set forth in paragraphs 3 and 4 above for items (i)-(ii) above.

7.	Launch of the Block on The CW

a.         Transitional Promotions. During July and August 2008, The CW will use promotional time during the Block to promote the Content for the 2008/2009 Broadcast Year at comparable levels to the July and August promotions on The CW for the Block for the 2007/2008 Broadcast Year. Company will produce and supply the promotional spots to The CW at Company’s sole cost and expense. During July and August of the final Broadcast Year of the Term, Company will use promotional time during the Block to promote the new programming for the following Broadcast Year at comparable levels to the July and August promotions on the Block for the final Broadcast Year. The CW will produce and supply the promotional spots to Company at The CW’s sole cost and expense.

b.         Launch Program. For each Broadcast Year, at Company’s election, Company may produce at its cost a one half-hour program promoting the Content for that Broadcast Year (“Launch Program”). Assuming timely delivery and sufficient notice of Company’s intent to produce, The CW will exhibit each Launch Program on The CW without cost to Company during the first week of September preceding the applicable Broadcast Year, at a precise date and at such specific time (other than during the Block) to be selected by The CW in consultation with the Company after taking into account the audience profile desired by Company. It is contemplated that such Launch Program shall be broadcast on The CW on Sunday between the hours of 5 p.m. and 7 p.m. or between 3 p.m. and 5 p.m. on a weekday during the first week of September. Each Launch Program, if any, shall be produced and delivered by Company pursuant to The CW’s then-current delivery requirements for half-hour prime time programs. Company shall sell the National Commercial Time in the Launch Program with the precise amount of such National Commercial Time in such Launch Program being determined based on (i) the agreement in place between The CW and its affiliates applicable to the division of commercial time for the time period when the Launch Program is broadcast and (ii) whether the Launch Program constitutes Children’s Programming. The National Commercial Proceeds shall be divided 80% to The CW and 20% to the Company. The CW’s share of Launch Program National Commercial Time will be accounted for and paid to The CW expeditiously and will not be subject to being withheld against the Total Guarantee.

c.         Promotional Spots. The CW will allocate to Company a total of thirty seconds per week in prime-time and a total of one and one half minutes per week during the weekly Monday-Friday 3 p.m.–5 p.m. time period on The CW to promote the Content and the Block. Such promotional time will be broadcast in splits and at times to be selected by The CW in consultation with the Company and taking into account the audience profile desired by Company. The CW will coordinate with Company with respect to which particular promotional spots should run in each time period designated by The CW for Company’s promotional spots. Company will produce and supply the promotional spots to The CW, at Company’s sole cost and expense.

8.	CW Services

a.         Content/Integration. Company will provide the Content to The CW, at Company’s sole cost and expense. All Content will be delivered to The CW in accordance with The CW’s standard delivery requirements (as they may change from time to time). Company will deliver all Content at least forty-eight (48) hours prior to any CW satellite transmission of the Content to affiliates. Company will also supply, in advance, a weekly master schedule (in the form attached hereto) to The CW with detailed integration instructions. Subject to timely delivery of elements, The CW will provide, at its sole cost and expense, all commercial integration services for the Block. The CW will comply with the weekly master schedule to create the integrated programming on the Block each week during the Term. The CW, at its sole cost and expense, will provide to Company all technical services necessary to uplink and transmit to The CW ’s affiliates all Content in the Block that is timely delivered by Company to The CW. The CW will also library for a period of five (5) years from delivery all Company masters and Content elements necessary to create the Block.

b.         Broadcast Standards and Practices (“BS&P”). The CW will timely provide Company with a delivery schedule for all elements of the Block and all elements of all programming in the Block consistent with the schedule and procedures now in place at The CW for its own program schedule. Company will follow said schedule, which obligation is of the essence to this Term Sheet. The CW will review all Content to make certain that such content complies with The CW’s then current broadcast standards and practices as well as all applicable laws and regulations, including, without limitation, the Children's Television Act (“CTA”), as amended, and the regulations promulgated pursuant to the CTA.

c.         Additional Services. During the Term, The CW shall supply Company with a billing system and television ratings in accordance with the terms of an agreement to be negotiated by the parties.

9.	Program Approvals and Consultations

a.	Children’s Programming.

(i) Except as may be otherwise agreed by the parties, the programming provided by Company must be Children’s Programming (as defined below) and all Content must be provided in accordance with FCC standards for Children’s Programming as set forth in more detail in this paragraph. “Children’s Programming” means programming with a target audience of children ages 12 and under. All programming provided hereunder must be first rate, network quality programming and will be exclusive to The CW for broadcast television during each such Broadcast Year. The CW shall have final approval, not to be unreasonably withheld, over the selection of each series to be broadcast on the Block during the Term; provided, however, that any series broadcast on 4Kids TV on the “Fox Block” (as defined below) during the 2007/2008 Broadcast Year (including episodes from prior seasons of such series) shall be deemed approved by The CW for broadcast on the Block during the Term. The approval mechanism, including the procedure for dealing with any dispute, will be negotiated in good faith. The parties acknowledge and agree that there will be a substantial amount of “first run” Children’s Programming broadcast on the Block during peak periods of advertising demand such as the “hard eight” and pre-Easter. The parties acknowledge and agree that Company shall be broadcasting reruns of Content and may be broadcasting programs from Company’s library that have not been broadcast on 4Kids TV on the Fox Block during the 2007/2008 Broadcast Year (“Company Library Programming”) on the Block in accordance with customary scheduling practices for Children’s Programming. Company shall consult with The CW with respect to the scheduling of Company Library Programming on the Block. The CW shall have the right to approve or disapprove Company Library Programming broadcast on the Block during the Term, such approval not to be unreasonably withheld or delayed.

(ii) 2008/2009 Broadcast Year. Company has advised The CW that Fox Broadcasting Corporation ("Fox") has exercised its option to require Company for the 2008/2009 Broadcast Year to program and sell national commercial inventory on the four-hour block of children's programming telecast principally on Saturday mornings on Fox (“Fox Block”) for the 2008/2009 Broadcast Year. Company agrees that during the 2008/2009 Broadcast Year, Company shall not broadcast on The CW any of the same series that Company is broadcasting on the Fox Block during the 2008/2009 Broadcast Year. Beginning in the 2009/2010 Broadcast Year, Company shall not provide any other over the air television broadcaster with a 4Kids-branded linear block of Children's Programming unless Company has received the approval of The CW, such approval not to be unreasonably withheld or delayed.

b.         Stripping. Notwithstanding anything herein to the contrary, Company will have the right to license any series of Children’s Programming debuting on the Block to any cable or satellite programming service, provided that no episodes of any series of Children’s Programming debuting on the Block may be licensed before the earlier of (i) the transmission by The CW of twenty-six (26) episodes of such series debuting on the Block, or (ii) six (6) months after the debut of such series on the Block. Any such license of any series of Children’s Programming debuting on the Block shall provide that no episodes of such series may be transmitted between midnight Friday and noon Sunday. For the avoidance of doubt, the foregoing limitations on stripping shall not apply to any series of Children’s Programming that is broadcast on the Block during the Term but that did not debut on the Block. Company shall consult in good faith with The CW with respect to the stripping of any series of Children’s Programming on the Block on any cable or satellite programming service, which stripping is scheduled to begin prior to the end of the Broadcast Year in which the first episodes of such series debuted on the Block.

c.         Other Programming. Company shall have the right to suggest Content for the Block that is not Children’s Programming, including without limitation “specials” and teen programming (collectively “Other Programming”). The CW will consider in good faith such Other Programming suggested by Company. Any such Other Programming shall be subject to the prior written approval of The CW. If The CW approves such Other Programming for the Block, the commercial inventory split for such Other Programming shall be as set forth in paragraph 4.a. above and the split of national Commercial Proceeds from such Other Programming shall be as set forth herein in paragraph 4.a. above.

d.         E/I Programming. In the event that three (3) hours of educational or informational programming (“Core Programs”) are required by the CTA or one (1) hour is required by The CW’s agreements with its affiliates, Company will include in the Block at least one (1) hour of programming that qualifies as “Core Programs” per week throughout each Broadcast Year. The Core Programs shall be of first-class network quality, with production values consistent with other Core Programs exhibited on The CW in the 2007/2008 Broadcast Year. The CW has an existing procedure set in place with regard to the certification of the educational/informational programming that will appear on The CW and Company agrees to utilize that procedure, about which Company will be fully informed and advised. Company shall use reasonable commercial efforts to cause up to an additional one half-hour of Children’s Programming to be broadcast on the Block to qualify as Core Programs, it being agreed and understood that Company’s inability to qualify such additional one half-hour of Children’s Programming to be broadcast on the Block to qualify as Core Programs shall not constitute a breach of this Term Sheet. Should Company and The CW be unable to reach agreement on the certification of any specific programming as E/I, the series listed in Exhibit “B” attached hereto are deemed approved by the parties as E/I.

e.         Consultant. The CW will, in consultation with Company, have the right to engage an executive to monitor and approve programming elements. Such engagement will commence at the start of the 2008/2009 season. All salary connected with the engagement of the executive chosen hereunder will be split 50/50 between The CW and Company, up to a maximum contribution by Company of $50,000 per Broadcast Year, payable quarterly. The CW shall provide Company with a copy of any agreement or other documentation setting forth the salary payable to such executive charged with monitoring or approving programming elements for the Block. The CW shall also invoice Company quarterly for the portion of Company’s share of the salary due for services rendered by such executive during the previous quarter.

f.         Block Name. The name(s) of the Block and all marks to be used in connection therewith are subject to consultation with The CW and The CW’s prior approval, which will be made in a timely fashion. Without limitation to the foregoing, The CW will have the right to include a presentation credit within the name of the Block in such size, style of type, color, placement and form as The CW elects from time to time, in its sole discretion. The name “Kids’ WB!” and all marks and indicia thereof will not be used in any form. Following the end of the Term, the right to the name “The CW” and all marks and indicia thereof will revert to The CW and Company will have no rights thereto. The CW hereby approves including “4Kids TV” in the name of the Block.

g.         BS&P Approval Rights. All Content will conform to The CW’s broadcast standards and practices and will comply with all applicable laws and regulations. The CW will have the right to approve all Content in the Block with respect to The CW’s clearance policies relating to promotion and advertising and to The CW’s other operating policies (as The CW may change any of the foregoing from time to time) (“The CW’s BS&P Approval Rights”). If The CW disapproves of any portion of any Content with respect to any of the above-listed matters, then Company will edit the applicable Content segments or submit substitute Content until such time as The CW has approved Content sufficient to fill the entire Block. All decisions of The CW’s BS&P department may be unilaterally executed by The CW if required by time exigencies. Subject to the foregoing CW BS&P Approval Rights and the terms and conditions set forth herein, Company shall have the exclusive right to program the Block (including, without limitation, all Content and scheduling, and the selection and scheduling of promotional announcements, contests, sweepstakes and promotions), and to produce a Launch Program for each Broadcast Year. Subject to The CW’s BS&P Approval Rights, Company shall have the right to sell the National Commercial Time in the Block.

h.         Legal Compliance. Company represents and warrants that during the Term, all Company and third-party Content-related websites, and all activities related thereto (including without limitation, the promotional and advertising content, promotions and sweepstakes) shall be in compliance with the CTA, the Children’s On-line Privacy Protection Act (“COPPA”) and all other applicable laws and governmental rules and regulations.

10.	CW Legacy Programming

Within thirty (30) days after signature of this Term Sheet, The CW will provide to Company a summary of the terms and conditions of its agreements with respect to (i) television series (other than television series produced by Warner Bros. Animation) that The CW intends to broadcast in the Block during the 2007/2008 Broadcast Year to which The CW will have rights during the Term, and (ii) television series that The CW is developing for the 2008/2009 Broadcast Year (collectively "CW Series"). The CW hereby grants to the Company the right to include CW Series in the Block in accordance with the terms and conditions of its license agreements. No CW Series produced by Warner Bros. Animation will be included in this grant of rights. In the event that The CW has already paid a license fee with respect to such CW Series and The CW license fee permits additional broadcasts of such CW Series during the Term, The CW will make such CW Series available to Company free of charge. In the event that The CW is required to pay an additional license fee for the right to broadcast such CW Series in the Block during the Term, The CW will so notify Company in writing of the same (including the amount of such fee and the number of runs). Company will have the right to require The CW to pay such additional license fee for the right to broadcast such CW series in the Block by notifying The CW in writing of the same. In such event, Company will pay, or reimburse The CW, for the cost of the license of rights to such CW Series. If The CW has the option to order additional episodes of any CW Series or the option to extend the term of the license to The CW of the rights to such CW Series, The CW will advise Company in writing of the same. Company will have the right to require The CW to exercise its option to order such additional episodes or extend the term of license by notifying The CW in writing of the same. In such event, The CW will exercise its option and Company will promptly pay, or reimburse, The CW, for the cost of such additional episodes or the extension of the term of license with respect to such CW Series.

11.	Merchandising Participation

a.         CW Merchandising Participation. Company will pay The CW a percentage of Company’s share of the advances, royalties, and minimum guarantees received by Company from the exploitation in the Territory of U.S. merchandising rights to the Content broadcast for no less than thirteen (13) weeks on the Block during any Broadcast Year (“Broadcast Year Royalties”), as follows:

Company’s Share of Broadcast Year Royalties	CW percentage of Company’s Share of Broadcast Year Royalties
$0 - $16,000,000	0%
$16,000,001 - $25,000,000	5%
$25,000,001-$50,000,000	10%
$50,000,001 -	15%

For purposes of this Term Sheet, Broadcast Year Royalties shall include 5% of the amount of net advertising revenues (net of agency’s commissions) earned by Company and/or affiliates (net of participations payable by Company or affiliates to unaffiliated third parties, including, without limitation, licensors or grantors to Company of various rights to the Content broadcast on the Block) from Internet sites specifically dedicated to the Content broadcast on the Block during any Broadcast Year or from those portions of general internet sites (e.g., www.4Kids.TV) specifically dedicated to Content broadcast on the Block during any Broadcast Year; provided, however, that the foregoing shall not apply to net advertising revenues from websites devoted to multiplayer game play such as www.chaoticgame.com (the website where users can play the Chaotic trading card game online). For purposes of this Term Sheet, the term "merchandising rights" shall mean any product upon which any copyright or trademark contained in any series broadcast on the Block may be used or affixed, including, but not limited to: all items of wearing apparel, hats, shirts, jackets, shoes, toys, games, board games, toy figurines, stationery, “back-to-school” products, back packs, lunch boxes, portfolios, pendants, banners, confectionary items, video games, hand-held video games, computer games, cellular phone wallpaper and ring tones, published materials and premiums and promotional items. For the avoidance of doubt, the term "merchandising rights" does not include motion picture rights, television rights, home-video rights, Internet rights (except as provided above) or cell phone rights (other than ring tones and wallpaper) to the series in any and all formats, including, without limitation, video on demand, Internet streaming of Content to personal computers or cell phones, whether now known or hereafter invented. The parties acknowledge that "merchandising rights” subject to this Term Sheet are limited to such "merchandising rights" actually represented by Company as merchandise licensing agent or controlled by Company as licensor for, and/or licensee of, any series broadcast on the Block.

Any amounts due The CW pursuant to this paragraph 11.a. shall be reduced by any CW Series Royalties (net of participations payable by The CW or affiliates to unaffiliated third parties) as is provided below in paragraph 11.b. For purposes of this paragraph 11 only, the Broadcast Year shall be deemed to start on October 1 of the applicable Broadcast Year and to conclude on the following September 30. For the avoidance of doubt, Company’s share of Broadcast Year Royalties shall be net of participations payable by Company or affiliates to unaffiliated third parties, including, without limitation, licensors or grantors to Company of various rights to the Series broadcast on the Block. Company’s share of Broadcast Year Royalties shall be calculated for each Broadcast Year and not on a cumulative basis. The CW’s percentage of Company’s share of Broadcast Year Royalties shall be computed based on the amounts that fall within the range of Company’s share of Broadcast Year Royalties set forth in the above table. For example, if in a Broadcast Year, Company’s share of Broadcast Year Royalties totals $30,000,000, The CW shall receive 0% of the first $16,000,000, 5% of $16,000,001-$25,000,000 of Company’s share of Broadcast Year Royalties or $450,000 and 10% of Company’s share of Broadcast Year Royalties between $25,000,001 and $30,000,000, or $500,000.

b.         CW Series Royalties. If Company broadcasts any CW Series on the Block, and by virtue of Company’s broadcast of such CW Series on the Block, The CW receives any merchandise or other royalties from the CW Series with respect to such Broadcast Year (“CW Series Royalties”), the amount of such CW Series Royalties (net of participations payable by The CW or affiliates to unaffiliated third parties) will be deducted from any payments due from Company to The CW pursuant to this paragraph 11 with respect to the corresponding Broadcast Year.

c.         Company Series. Notwithstanding anything herein to the contrary, Company’s Royalties from series previously broadcast by Company on 4Kids TV on Fox will be considered Company’s Broadcast Year Royalties hereunder only to the extent such Company Royalties during any Broadcast Year during the Term exceed a baseline of Company’s Royalties from such series during the last Broadcast Year that such series has been broadcast by Company on 4Kids TV on Fox.

d.         Related Party Transactions. If Company is acting as both a licensor and a manufacturer/owner of the product or service, then an imputed royalty will be recognized for purposes of determining The CW’s participation. The imputed royalty will be Company’s share of the customary royalty for a similar product for a similar property. Company will give prior notice to The CW of all such arrangements.

e.         Total Guarantee Shortfall. Notwithstanding anything herein to the contrary, in the event that the Total Guarantee received by The CW with respect to any Broadcast Year during the Term exceeds the amount payable to The CW pursuant to paragraph 5.d. above (“Total Guarantee Shortfall”), then any amounts payable by Company to The CW in respect of The CW's merchandising participation for that Broadcast Year pursuant to this paragraph 11 will be reduced by the amount of such Total Guarantee Shortfall.

For example, if Company earns National Commercial Proceeds of $14,000,000 with respect to a Broadcast Year, Company has paid a Total Guarantee of $12,000,000 to The CW and Company’s share of Broadcast Year Royalties is $20,000,000, then the Total Guarantee of $12,000,000 paid to The CW will have exceeded the amount payable to The CW pursuant to paragraph 5.d. ($14,000,000 multiplied by 80%= $11,200,000) by $800,000 thus yielding a Total Guarantee Shortfall. The CW’s merchandising participation for that Broadcast Year pursuant to this paragraph 11 would ordinarily be 5% of $4,000,000 or $200,000. However, since there is a Total Guarantee Shortfall of $800,000, the amount payable to The CW as its merchandising participation for such Broadcast Year shall be reduced by the Total Guarantee Shortfall of $800,000. Thus, in such Broadcast Year, The CW shall not receive any payment of any portion of Company’s share of Broadcast Year Royalties.

f.         Company Statements/Audit. Company shall render a statement of account to The CW with respect to such Company share of Broadcast Year Royalties within ninety (90) days following the end of the applicable Broadcast Year. Company will keep and maintain accurate records of the transactions underlying the statements of account furnished to The CW. The CW will have the right to audit and make copies of the books and records of Company insofar as they relate to this paragraph. Such audit will take place upon not less than ten (10) business days written notice during regular office hours and not more than once per Broadcast Year. Such audit will be at the sole expense of The CW; provided, however that if such audit will disclose a deficiency of 5% or more of the amount due to The CW for the period under audit, Company will pay, in addition to the deficiency, the reasonable cost for such audit (including, without limitation, travel and related expenses). This right to audit will not be extinguished by the termination or expiration of this Term Sheet.

g.         The CW Statements/Audit. The CW shall render a statement of account to Company with respect to such CW Series Royalties within ninety (90) days following the end of the applicable Broadcast Year. The CW will keep and maintain accurate records of the transactions underlying the statements of account furnished to Company with respect to CW Series Royalties. Company will have the right to audit and make copies of the books and records of The CW insofar as they relate to this paragraph. Such audit will take place upon not less than ten (10) business days written notice during regular office hours and not more than once per Broadcast Year. Such audit will be at the sole expense of Company; provided however, that if such audit discloses a deficiency of 5% or more of the amount to be credited to Company for the period under audit, The CW will pay, in addition to the deficiency, the reasonable cost for such audit (including, without limitation, travel and related expenses). This right to audit will not be extinguished by the termination or expiration of this Term Sheet.

h.         Merchandising Settle-Up. Within one hundred twenty (120) days following the end of the applicable Broadcast Year, Company shall make payment to The CW for any amounts due The CW pursuant to this paragraph 11 after giving effect to any adjustments that may be required pursuant to paragraphs 11.b. and 11.e. above.

12.	Termination.

a.         Insolvency. Company or The CW may terminate this Term Sheet, (i) upon one month's notice and to the extent permitted by law, if a petition in bankruptcy is filed by or on behalf of the other or if the other otherwise takes advantage of any insolvency law, or an involuntary petition in bankruptcy is filed against the other and not dismissed within thirty (30) days thereafter, or if a receiver or trustee of any of the other’s property is appointed at any time and such appointment is not vacated within thirty (30) days thereafter, or (ii) if Company is in violation of the representations and warranties regarding solvency set forth below in paragraph 13.a.vi and 13.a.vii.

b.         Material Breach. In the event that a party (the “Non-breaching Party”) believes that the other party (the “Breaching Party”) is in breach of any of the material terms and conditions of this Term Sheet, then the Non-breaching Party shall give notice to the Breaching Party of the particulars of the alleged breach. The Breaching Party shall have a period of fifteen (15) business days after receipt of the notice to cure the breach. In the event that the breach is not cured within such fifteen (15) business day period, then the Non-breaching Party may institute the following dispute resolution procedures:

(i) Within five (5) business days following the end of the fifteen (15) business day cure period, each of Company and The CW shall each designate up to three senior executives (collectively referred to as “Senior Executives”) to meet in person, or telephonically, to attempt to negotiate a resolution of the breach. If after fifteen (15) business days of negotiation, the Senior Executives fail to resolve the issue concerning the breach, then within five (5) business days, the issue will be submitted for Mediation administered by JAMS under its Commercial Mediation Procedures. In the event that the issue is not resolved by Mediation, then the issue will be submitted within five (5) business days to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure. If Company is the Breaching Party, the arbitration shall take place at the Los Angeles office of JAMS, or its successor in effect at the time the request for arbitration is made. If The CW is the Breaching Party, the arbitration shall take place at the New York office of JAMS in effect at the time the request for arbitration is made (the “Arbitration Rules”). Either New York or Los Angeles as applicable will be the “Arbitration Venue” hereunder. The arbitration shall be conducted in the venue determined as provided above before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The Arbitrator shall follow the law of the State of California applicable to contracts performed entirely therein and the Federal Rules of Evidence in adjudicating the Dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless agreed otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any state or federal court with experience in matters involving the entertainment industry.

(ii) If any party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other parties may enforce the final award in any court of competent jurisdiction in the Arbitration Venue . The party or parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable outside attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered. In the event that termination of the Term Sheet ordered as a result of the expedited commercial arbitration, then such termination may only take place effective at the end of the Broadcast Year.

c.         Reduction in National Commercial Time. If any federal (including without limitation FCC) law, regulation or rule or any other federal action reduces the amount of commercial advertising that can be broadcast in any or all Children’s Programming such that after the pro-rata reduction of the total commercial time provided for in paragraph 6.a. above, the Average Duration is less than eight (8) minutes, then in addition to the rights and remedies that Company has pursuant to paragraphs 6.a., 6.b., and 6.c above, Company shall also have the right, as set forth in paragraph 6.d. above, to terminate this Term Sheet by delivering a written notice of termination to The CW upon no less than seven months notice. The effective date of any termination may not be earlier than the effective date of the change in advertising regulations and may not be earlier than the end of the then applicable Broadcast Year.

d.	CW Termination Right.

(i) Reduction of Total Guarantee: If, after any reduction of the Total Guarantee in accordance with paragraphs 3 or 6 above, the Cumulative CW Broadcast Year Revenues, as defined in paragraph 5.e.(iv) above, are less than $12,000,000 with respect to The CW’s 2009/2010 Broadcast Year or less than $11,500,000 with respect to The CW’s Post 2009/2010 Broadcast Years (“Guarantee Benchmarks”), The CW will have the right to terminate this Term Sheet by delivering a written notice of termination to Company, effective as set forth therein. With respect to a reduction of the Total Guarantee resulting from a reduction in National Commercial Time pursuant to paragraph 6.a. the effective date of any termination may not be earlier than the effective date of the reduction. Notwithstanding the foregoing, if The CW exercises its right of termination pursuant to this paragraph 12 d., Company shall have ten (10) business days within which to pay The CW the difference between the amount of the applicable Guarantee Benchmark and the Cumulative CW Broadcast Year Revenues with respect to such full Broadcast Year (“Makeup Payment”). If Company pays The CW the Makeup Payment within said ten (10) business days period, The CW’s notice of termination shall be null and void and this Term Sheet shall continue in full force and effect.

(ii) Payment Default: The CW may elect to terminate this Term Sheet as the result of a Payment Default as set forth in paragraph 5.h. above, which Company has failed to cure within ten (10) calendar days after receipt of a written notice of breach from The CW. Such termination will be effective as of the date of the notice thereof.

e.         Financial Impact of Changes. The parties acknowledge that the termination of this Term Sheet by Company pursuant to paragraph 12.c. above is predicated upon the reduction in the Average Duration having an adverse financial impact on the aggregate amount of National Commercial Proceeds earned during such Broadcast Year. The parties, therefore, agree that if in any Broadcast Year in which Company would have a right of termination pursuant to paragraph 12.c., the Aggregate Proceeds earned during the Initial Impacted Year are not materially less than the Aggregate Proceeds earned from the Block during the Measuring Broadcast Year, then notwithstanding anything herein to the contrary, Company shall not have the right to terminate this Term Sheet.

f.         Effect of Termination. In the event that either party exercises its right of termination pursuant to this paragraph 12 and The CW notifies Company in writing that The CW wishes to continue to broadcast Children's Programming from the effective date of termination for one (1) or more Broadcast Years through the end of the Term, then Company and The CW shall negotiate in good faith the terms and conditions pursuant to which Company shall provide Content and/or advertising sales services for the Block for at least one (1) additional Broadcast Year after the effective date of termination of this Term Sheet.

13.	Representations and Warranties

a.         Company’s Representations and Warranties. In addition to the representations and warranties of Company set forth herein, Company further represents and warrants that:

(i) Company has the full right and authority to enter into this Term Sheet, to provide the Content to The CW and to otherwise completely perform under this Term Sheet. Company is not aware of any existing, potential, or threatened claims or litigation which could affect or impair the right of Company to provide the Content to The CW or to fully exploit all rights to the Content as permitted hereunder or for Company to sell the National Commercial Time on the Block during the Term.

(ii) Company controls all rights of any nature whatsoever that are or may be necessary for Company to permit The CW to exercise all rights granted hereunder, and to allow The CW to transmit or otherwise exhibit, market, exploit, and promote the Block. In this regard, the Content is either original with Company, or Company has licensed or otherwise acquired all rights (including without limitation any copyrights, trademarks and/or other intellectual property rights) that are or may be necessary for the grant of the license to The CW and the exploitation of such rights by The CW as contemplated by this Term Sheet.

(iii) Subject to paragraph 13.g. below, The CW’s transmission or other exhibition, marketing, exploitation, or promotion of the Block will not infringe the property or personal rights of any third party, nor violate any law or regulation.

(iv) Company has not provided or promised to provide and Company shall not provide or promise to provide during the Term any inappropriate or unlawful direct or indirect payment, bribe or other benefit to any official or employee of (or any person acting in an official capacity for or on behalf of) any government (including any department or agency), or other state-owned or administered entity, public international organization, political party (or candidate or member of such party), in order to affect the exercise of official discretionary authority in relation to the Content, The CW, or any matter covered by this Term Sheet.

(v) Company will conform to the requirements of Section 507 of the Federal Communications Act (47 U.S.C. §508) concerning broadcast matter and disclosures required thereunder, insofar as that Section applies to persons furnishing program material for television broadcasting. Company agrees that, without the approval of The CW's Broadcast Standards and Practices Department, no program will include any matter for which any money, service or other valuable consideration is directly or indirectly paid, or promised to, Company by a third party, or accepted from or charged to a third party by Packager. Company will exercise reasonable diligence to inform its employees, and other persons with whom they deal directly in connection with the Content, of the requirements of Section 507; provided, however, that no act of any such employee or of any independent contractor connected with any of the Content, in contravention of the provisions of Section 507, will constitute a breach of the provisions of this paragraph unless a director, officer, or senior executive of Company has notice thereof and fails promptly to disclose such act to The CW. As used in this paragraph, the term "service or other valuable consideration" will not include any service or property furnished without charge or at a nominal charge for use in, or in connection with, any of the Content "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark, or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast", as such terms are used in Section 507.

(vi) Company is currently solvent and shall remain solvent at all times during the Term. As used in this subparagraph, the term “solvent” shall mean that the Company satisfies each of the following criteria:

(a) The present value of Company’s assets exceeds the amount of all liabilities of Company, including contingent liabilities.

(b) Company does not have an unreasonably small amount of capital with which to conduct its business.

(vii) Company is currently able to pay and is paying its debts as they come due, and shall continue to be able to pay and shall continue to pay its debts as they come due at all times during the Term.

(viii) Company has sole control over the content, administration, operation, and maintenance of the website for the Block (currently known as www.4kids.tv) (“Website”) and has obtained or will obtain all rights of any nature whatsoever for all content on the Website and all rights necessary for the administration, operation, and maintenance of the Website. Company will at all times comply with all federal, state, and local laws, regulations, and orders pertaining to (a) the sale, promotion, advertising, and distribution of merchandise (b) the operation of sweepstakes, and (c) the advertising and promotion of Series on the Website, as set forth in paragraph 9.h. above.

b.         Company Indemnity. Subject to paragraph 13.g. below, Company will indemnify, defend and hold harmless The CW, its members and their affiliates, and their officers, directors, employees and agents, and the affiliates of The CW (collectively “The CW Indemnitees”) from and against any and all claims, liabilities, suits, losses, damages, and expenses (including reasonable outside attorneys' fees) brought by third parties against any of The CW Indemnitees arising out of or relating to any breach or alleged breach by Company and/or affiliates of any of its/their duties, obligations, representations and warranties set forth herein.

c.         CW Representations. In addition to the representations and warranties set forth herein, The CW further represents and warrants that:

(i) It is authorized to enter into this Term Sheet; and

(ii) No content supplied by The CW to be transmitted on the Block will infringe upon or violate any copyrights, trademarks and/or other intellectual property rights of any third party.

d.         CW Indemnity. Subject to paragraph 13.g. below, The CW will indemnify, defend and hold harmless Company and its affiliates (including, without limitation, 4KAS) and their officers, directors, employees and agents (collectively “Company Indemnitees”) from and against any and all claims, liabilities, suits, losses, damages, and expenses (including reasonable outside attorneys' fees) brought by third parties against any of the Company Indemnitees arising out of or relating to any breach or alleged breach by The CW its members and their affiliates, and their officers, directors, employees and agents, of any of its/their duties, obligations, representations and warranties set forth herein.

e.         Defense. Upon notice from the indemnified party, the indemnifying party will undertake the defense of any such claim or suit subject to the indemnifications as set forth above. In such event, the indemnified party will have the right to:

(i) approve the attorney selected by the indemnifying party, such approval not to be unreasonably withheld;

(ii) be kept informed at all times about such claim or suit; and

(iii) approve any settlement offer or agreement (other than one solely for money damages where the indemnifying party pays the full amount of such settlement), such approval not to be unreasonably withheld.

The indemnified party will have the right to retain its own counsel in connection with any claim or suit brought or made as set forth hereinabove, provided that in such event, the indemnified party will pay its own legal expenses in connection therewith.

f.         Music. With respect to all music used in the Content, Company warrants and represents that Company, at its own expense, will have obtained all necessary synchronization, master use, non-dramatic performing rights, and any other applicable rights in each musical composition for the exploitation of the Content contemplated hereunder; provided, however, that Company need not obtain non-dramatic performing rights in any musical composition during any period in which agreements with music performing rights societies (i.e., ASCAP, BMI, and SESAC) licensing such non-dramatic performing rights in such musical compositions will cover a majority of commercial television stations licensed by the Federal Communications Commission. With respect to all music used in the Content, including, without limitation, music not originally created for the Content, Company will obtain the right to use such music for the purpose of advertising and promotion of same; and, with respect to music synchronization licenses, the license obtained by Company will include the right to use the music with other footage from the Content (i.e., "out of context") for the purpose of advertising and promotion of the Content.

g.         Regulatory Issues. Notwithstanding anything herein to the contrary and for the avoidance of doubt, in the event that any of Company’s websites relating to Content being telecast on the Block do not comply with the CTA and the regulations promulgated thereunder or any other laws or regulations, Company shall indemnify The CW Indemnitees against such claims in accordance with the provisions of this paragraph 13.b. In the event that any of Company’s Content that is broadcast on the Block that has been reviewed and approved by The CW’s broadcast standards and practices does not comply with the CTA and the regulations promulgated thereunder or any other laws or regulations, The CW shall indemnify the Company Indemnitees against such claims in accordance with the provisions of this paragraph 13.g.

14.	Errors and Omissions Insurance

During the Term, each party will obtain and maintain, at its own expense, errors and omissions insurance from an insurance company maintaining at least an “A” rating providing adequate protection against any claims, liabilities, suits, losses, damages and expenses arising out of or relating to the Content, in the amount of at least $5,000,000 per incident or occurrence, with a reasonable deductible. Such insurance will remain in full force during the Term and for a period of three years thereafter. Each party will name the other as an “additional insured” under such party’s errors and omissions insurance. Each party will provide the other with thirty (30) days prior written notice of any termination of such party’s errors and omissions insurance coverage. If requested by the additional insured party in writing, the named insured party will provide the additional insured party with a certificate of insurance confirming that such party is an “additional insured” under the named insured party’s errors and omissions insurance coverage.

15.	Notices

All notices and statements required under this Term Sheet will be in writing addressed to the parties at the addresses above, unless notification of a change of address is given in writing. All notices will be sent by (i) registered mail, return receipt requested, (ii) overnight courier (e.g. Express Mail, Federal Express); or (iii) telefax or e-mail with a follow up copy by regular mail. All statements of account may be sent by regular mail. The date of mailing will be deemed the date the notice or statement is received by a party.

16.	Relationship Between The Parties

Except as specifically set forth herein in paragraph 5.k., no party will represent itself as the agent or legal representative of the other party for any purpose whatsoever, and no party will have the right to create or assume any obligation of any kind, express or implied, for or on behalf of the other party in any way whatsoever. Except as specifically set forth herein in paragraph 5.k., this Term Sheet will not create or be deemed to create any agency, partnership, or joint venture between the parties.

17.	Assignment

a.          Assignment. Except as provided herein, neither this Term Sheet nor the rights granted in this Term Sheet may be sold, assigned, delegated, sublicensed or otherwise transferred or encumbered, in whole or in part, including without limitation, by operation of law, by either party without the prior written consent of the non-assigning party, which consent may be withheld by the non-assigning party in its sole discretion and which consent will be subject to the agreement of the assignee to assume all obligations of this Term Sheet in full.

Prior to any assignment of the Term Sheet by either party, including permitted assignments under paragraph 17.b below and as a condition precedent to that assignment, the assignee or transferee must agree in writing with the non-assigning party to assume and perform the Term Sheet and any other agreement between the parties with reference to the Block in their entirety without limitation of any kind, as of the effective date of transfer.

b.	Permitted Assignments.

(i) Notwithstanding anything herein to the contrary, The CW may assign this Agreement to either or both the members of The CW Network LLC or entities affiliated with or subsidiary to the members of The CW Network LLC.

(ii) In the event that the business of the Company is acquired by a third party, whether by merger, sale of stock, sale of assets or otherwise, such transaction shall not be deemed to be an assignment requiring notice to, and the prior written consent of, The CW pursuant to this Paragraph 17 unless the business of Company is acquired by a Competitor of The CW (as defined below), in which case, this Term Sheet may not be assigned, whether by operation of law or otherwise, without the prior written consent of The CW, which consent may be withheld by The CW, in its sole discretion. For purposes of this Term Sheet, the term “Competitor” shall mean any company that is the owner of broadcast television networks or cable television networks. Any attempted sale, assignment, delegation, sublicense or other transfer or in violation of the provisions of this Paragraph 17 shall be deemed null and void, and of no effect. Subject to the restrictions against assignment provided above, this Term Sheet shall be binding upon and inure to the benefit of the parties, their successors and assigns.

18.	Confidentiality

Company and The CW will keep, and will each ensure that its respective officers, directors, agents, employees and any third party to whom it discloses any terms of this Term Sheet, as permitted, will keep secret and confidential the terms and conditions set forth in this Term Sheet. Neither Company nor The CW will, without the prior written consent of the other, disclose the terms and conditions set forth in this Term Sheet to any third party (other than to its outside legal and financial representatives). Notwithstanding anything herein to the contrary, the parties acknowledge that both Company and the joint venturers of The CW are public companies or affiliates of public companies that are obliged under the securities laws to make public disclosure, from time to time, of material information and that such material information may include certain information contained in this Term Sheet. In the event that either party, in the judgment of its outside SEC counsel, is required to disclose any information contained in this Term Sheet, the disclosing party will promptly notify the other party in writing. The disclosing party will provide the other party with the proposed text of any proposed written disclosure regarding information contained in this Term Sheet for comment by the other party. The disclosing party will make any reasonable changes that the other party may require in any written disclosure of information contained in this Term Sheet, it being understood, however, that the final text of any such disclosure will be determined by the disclosing party’s outside SEC counsel based on the disclosure requirements of the securities laws. The CW and Company will mutually approve a press release to announce this Term Sheet.

19.	Attorneys’ Fees

In the event that there is any dispute or litigation between the parties pursuant to this Term Sheet, the parties agree that the prevailing party in any such dispute will be entitled to recover from the losing party the prevailing party’s reasonable outside attorneys’ fees arising from such dispute or litigation.

20.	Entire Agreement

This Term Sheet together with any other signed writings by the parties dated on or after the date of this Term Sheet relating to the subject matter hereof is intended by the parties as a final and complete expression of their agreement with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, representations and understandings relating to it.

21.	Modification and Waiver

This Term Sheet may not be modified and none of its terms may be waived, except in writing signed by all of the parties. The failure of any party to enforce, or the delay by any party in enforcing, any of its rights will not be deemed a continuing waiver or a modification of this Term Sheet.

22.	Severability

If any part of this Term Sheet will be declared invalid or unenforceable by a court of competent jurisdiction, it will not affect the validity of the balance of this Term Sheet.

23.	Governing Law/Jurisdiction

This Term Sheet and all matters or issues collateral thereto will be governed by the law of the State of California applicable to contracts performed entirely therein.

The California State Courts located in Los Angeles and the U.S. District Courts located in Los Angeles will have jurisdiction over the interpretation of this Agreement or with regard to any dispute arising under this Agreement that is not subject to arbitration as provided above in paragraph 12.b. The venue for any such action concerning this Agreement will be in the County of Los Angeles, California.

24.	Counterparts

Counterpart copies of this Term Sheet may be executed for the convenience of the parties, and each counterpart will de deemed to be an original instrument.

25.	Paragraph Headings

The headings of the paragraphs are for convenience only and in no way limit or affect the provisions hereof.

26.	Force Majeure

Company will not be liable for failure to make available any programming or any portion thereof, and The CW will not be liable for failure to transmit any such programming or any portion thereof, by reason of any act of God, equipment failure, action or claims by any third person, labor dispute, law, governmental regulation or order, or other cause beyond either party's reasonable control.

27.	Release

With the specific exception of the obligation of Company to pay outstanding amounts due to The CW as provided in subparagraph 5.f., The CW and Company each release and forever discharge and covenant not to sue the other party of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, character and description, which they now own or hold, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever occurred, done, omitted or suffered to be done prior to the date of execution of this Term Sheet.

The CW and Company expressly waive Section 1542 of the California Civil Code, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

28.	Survival

The following provisions shall survive the expiration or termination of this Term Sheet: Paragraph 5., National Commercial Proceeds/Quarterly Guarantee Installments; paragraph 11., Merchandising Participation; paragraph 13., Representations and Warranties; paragraph 14., Errors and Omissions Insurance; paragraph 16., Relationship Between The Parties; paragraph 18., Confidentiality; paragraph 19., Attorneys’ Fees; paragraph 23., Governing Law/Jurisdiction; paragraph 25., Paragraph Headings; and paragraph 27., Release.

IN WITNESS WHEREOF, the parties have executed this amended Term Sheet as of the

23rd day of June, 2010.

4KIDS ENTERTAINMENT, INC.	THE CW NETWORK, LLC

By:/s/ Samuel R. Newborn	By:	/s/ Mitchell Nedick

Its:	EVP	Its:	EVP / CFO

Exhibit A

Clearances for The Block as of June 23, 2010

See following pages.